EXHBIT 10.1

CONVERTIBLE PROMISSORY NOTE

$26,000.00                                                                                                                                                                                                       JUNE 3, 2005

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ePromo.com, a Nevada Corporation, (“Maker”) hereby promises to pay to the order of Eugene F. Koppenhaver, (“Holder”) or to his assigns at Las Vegas, Nevada, or at such other place as Holder shall designate the sum of twenty six thousand dollars, ($26,000.00) together with interest at the rate of eight percent (8%) per annum until paid.  All outstanding principal and interest shall be due upon the demand of the holder’s (“Maturity Date”).

Interest shall be computed on the basis of a 365-day year or 366-day year as applicable and actual days lapsed.  Maker shall have the privilege of repaying the principal under this Note in whole or in part, without penalty or premium at any time.  All payments hereunder which is not paid when due for any reason shall be cumulated and accrue interest at the rate hereunder.

The holder of this note may, at its option, convert all or any portion of the accrued interest and unpaid principal balance of this Note at half the current bid of $0.003 or some other price determined by the Board of Directors as reasonable.

In order to exercise this conversion option, the Holder shall deliver to Maker at its offices written notice of its intention to convert, which notice shall set forth the amount of this Note to be converted (“Notice of Conversion”).  If Holder converts the entire accrued interest and unpaid principal balance of this Note then outstanding, Holder shall also surrender this Note at the offices of Maker.  If only a partial conversion by Holder occurs, then together with the Notice of Conversion Holder shall surrender this Note at the offices of the Maker in exchange for a new Note providing for the payment of Maturity Date of all remaining principal and accrued interest due and owing subsequent to the conversion.  Within ten (10) business days of Maker’s receipt of the Notice of Conversion, the Maker shall deliver or cause to be delivered to the Holder new shares of common stock issued in the name of the Holder.  The Maker shall at all times take any and all additional actions as are necessary to maintain the required authority to issue shares in satisfaction of its obligations to Holder hereunder, in event the Payee exercises its rights under this Option.

Eugene F.  Kopenhaver or his assigns in behalf of ePromo.com at the date of this note in order to maintain the Corporation will spend up to fifty thousand dollars ($50,000)

All parties to this Note hereby waive presentment, dishonor notice of dishonor and protest.  All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, ay and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note.  Any such action taken by Holder shall not discharge the liability of any party to this Note.

This Note shall be governed by and construed in accordance with the laws of the state of Nevada without regard to conflict of law principles.  Maker shall also pay Holder any and all costs of collection incurred in connection with this Note, including court costs and reasonable attorney’s fees.

/s/ Eugene F. Koppenhaver
ePromo.com
Sole president, Officer and Director